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                                                                    Exhibit 10.9
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                                                         Translation from French
                                                         -----------------------

                              EMPLOYMENT CONTRACT


BETWEEN


SYNBIOTICS EUROPE SAS, whose registered office is at 299, avenue Jean Jaures, 69007 Lyon, registered with the Lyons RCS under number 412 381 212, and represented by Mr. Kenneth M. Cohen, fully empowered for the purposes hereof, pursuant to a decision of the Partners dated July 29, 1997,

Hereinafter referred to as the "Company"

                                                                 ON THE ONE HAND


AND


Mr. Francois Guillemin, residing at 76, boulevard des Belges, 69006 Lyon, born on February 18, 1950, a French national, Social Security No. 150026938608410,


                                                              ON THE OTHER HAND.


                                  WITNESSETH:
                                  -----------


Pursuant to an employment contract dated March 30, 1977, Mr. Guillemin was hired by Rhone-Merieux. Most recently, Mr. Guillemin held the position of delegate responsible veterinarian in the diagnostics department of Rhone-Merieux. This department was contributed to the Company on July 9, 1997 in the form of the contribution of an autonomous branch of activity, thus the purpose of this contract is to define the duties and conditions of Mr. Guillemin's employment with the Company.

This contract cancels and supersedes any employment contract or any agreement or understanding of any kind whatsoever which might have been entered into previously with the Company or the legal entities of which it has become the assign, it being understood that Mr. Guillemin shall under this contract retain the benefits he had acquired prior to the contribution.

                  IT HAS BEEN DECIDED AND AGREED AS FOLLOWS:
                  ------------------------------------------


1. Mr. Guillemin shall be hired by the Company as Director of Research & Development for an indefinite term. His seniority under his employment contract dated March 30, 1977 shall be taken over by the Company.
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2.   As Director of Research & Development, and responsible pharmacist veterinarian, Mr. Guillemin shall have the following responsibilities, the list hereinafter being not limitative or exhaustive:

-    participation in preparing the Company's research and study program;

-    filing of the applications for authorization to market regulated products;

- organization and supervision, in particular, of the manufacture, packaging, storage, control and delivery of regulated products.

Mr. Guillemin shall report regularly on the developments in his activities to the Committee responsible for research & development.

3. Mr. Guillemin shall receive a gross annual compensation of FF 832,510, payable in 14 installments. Mr. Guillemin's gross annual compensation has been agreed in view of the nature of his duties and responsibilities and shall be independent of the time he will actually devote to performing his duties. This compensation could be increased every year depending on the results achieved by Mr. Guillemin and the Company. Mr. Guillemin may not, throughout the entire term of this contract, carry on any professional activity other than the one described herein, without first obtaining the Company's written consent.

4. In addition to this fixed compensation, Mr. Guillemin will receive a bonus, pursuant to the Synbiotics group's senior managers' program, as determined from time to time.

5. Mr. Guillemin will be granted options covering fifty thousand (50,000) shares of Synbiotics Corporation. The purchase price of these shares will be the share price at the close of trading on July 9, 1997. Each option shall be valid for a period of 10 years, Mr. Guillemin being granted an option for 25% of all the shares mentioned above upon expiration of each of the four first years of his duties with the Company.

It is specified that in the event of transfer of the Company, Mr. Guillemin will have the possibility, without respecting the above-mentioned conditions, of acquiring the balance of the shares not already acquired by him on the date of the transfer.

6. The Company shall provide Mr. Guillemin with a company car of the Monospace type (Renault Espace) for his business and personnel requirements. The Company shall bear the leasing costs of the vehicle and the reasonable expenses incurred by Mr. Guillemin for his business activities, upon presentation of the corresponding receipts, up to an approximate amount of FF 68,000 per year.

7. Mr. Guillemin will have 31 work days of paid vacation per year according to legal conditions, in addition to the legal holidays granted by labor laws in France, to be taking depending on work requirements.

8. Mr. Guillemin shall normally carry out his duties at the Company's registered office in Lyon, it being understood that this place of work may, as the case may be, be transferred to another place depending on work requirements, it being understood that such transfer shall not constitute a material modification of his employment contract.

The parties shall agree reciprocally, in good faith, on the terms and conditions of this transfer.

9. In view of his duties, Mr. Guillemin will need to travel frequently for business purposes both in France and abroad, which he declares that he expressly accepts.


The business expenses on the one hand and the reasonable travel expenses on the other hand which Mr. Guillemin incurs at such times will be reimbursed to him upon presentation of receipts, in accordance with the usual practice applicable within the profession.
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10.  Mr. Guillemin undertakes to respect the terms of the confidentiality undertaking attached to this contract.

11. In the event of termination of this employment contract for dismissal other than for serious or gross misconduct (faute grave or faute lourde), Mr. Guillemin shall, in addition to the collective bargaining agreement and legal severance payments, receive an amount equal to six months of salary.

In any event, the total amount received by Mr. Guillemin shall be equal to the greater of (a) 12 months of salary or (b) the total amount of the legal and collective bargaining agreement severance payments.

Moreover, an additional indemnity equal to six months of salary shall be paid to Mr. Guillemin in the event that the termination of this contract occurs following the acquisition of the Company by another company, or following any change of control occurring in the Company's capital.

12. For all that is not provided for herein, the parties refer to the labor regulations in force in France, and to the provisions of the National Collective Bargaining Agreement of the Pharmaceutical Industry as extended.

                                                   Executed in two originals
                                                   In Lyon on October 12, 1997


Signature (preceded by the handwritten words in French "lu et approuve" - read and approved)



/s/  Francois Guillemin                    /s/  Kenneth M. Cohen
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Francois Guillemin                         For Synbiotics Corporation